UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

February 12, 2008	000-52495
Date of Report (Date of earliest event reported)	Commission File Number

PACIFIC COPPER CORP.
(Exact name of registrant as specified in its charter)

Delaware	98-0504006
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

3430 E. Sunrise Dr.
Suite 160
Tucson, AZ 85718
(Address of principal executive offices) (Zip Code)

Item 1.01 Entry into a Material Definitive Agreement

On February 12, 2008, our subsidiary, Sociedad Pacific Copper Chile Limitada, a limited liability partnership organized under the laws of Chile (“Pacific LTDA”), entered into an Operator Agreement (the “Chile Operator Agreement”) with Gareste Limitada, a limited liability partnership organized under the laws of Chile (“Gareste”). Pursuant to the Chile Operator Agreement Gareste will prepare and submit proposed annual work programs and accompanying budgets to Pacific LTDA covering the exploration and, if warranted, development of certain mineral concessions held by Pacific LTDA. Gareste will provide comprehensive management services and contract for transportation, labor, insurance and logistical services for all approved programs. Gareste’s overhead reimbursement and compensation will be specified in each proposed budget and subject to approval by Pacific LTDA. The Chile Operator Agreement is terminable by either party upon 90-days’ prior notice. Harold Gardner, a member of the Company’s board of directors, is a partner in Gareste.

Also on February 12, 2008 our subsidiary, Sociedad Pacific Copper Peru SRL Limitada, a limited liability partnership organized under the laws of Peru (“Peru SRL”) entered into an Operator Agreement (the “Peru Operator Agreement”) with Inversiones Mineras Stiles, a limited liability partnership organized under the laws of Peru (“Stiles”). Pursuant to the Peru Operator Agreement Stiles will prepare and submit proposed annual work programs and accompanying budgets to Peru SRL covering the exploration and, if warranted, development of certain mineral concessions held by Peru SRL. Stiles will provide comprehensive management services and contract for transportation, labor, insurance and logistical services for all approved programs. Stiles’ overhead reimbursement and compensation will be specified in each proposed budget and subject to approval by Peru SRL.

Item 9.01 Exhibits

10.1	Operator Agreement between Sociedad Pacific Copper Chile Limitada and Gareste Limitada

10.2	Operator Agreement between Sociedad Pacific Copper Peru SRL Limitada and Inversiones Mineras Stiles

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: February 14, 2008	By: Andrew A. Brodkey
Andrew A. Brodkey
President and CEO